Exhibit 99.1
GulfMark
offshore
GulfMark Offshore Announces
Third Quarter 2011 Operating Results
HOUSTON, October 19, 2011 — GulfMark Offshore, Inc. (NYSE: GLF) today reported net income of $14.2 million, or $0.54 per diluted share, on revenues of $103.8 million for the quarter ended September 30, 2011.
Bruce Streeter, President and CEO, commented, “The third quarter benefited from increased pricing and utilization in the North Sea, better pricing in the Americas and higher utilization in Asia. It’s encouraging to see quarterly revenue exceeding the $100 million mark. That’s an achievement we have not seen in a couple of years. Looking back to the first quarter of this year, the business has improved substantially as the year has progressed. As the signs of recovery continue in the Gulf of Mexico and as the global economy finds its footing, we anticipate our business will continue to improve over the next few years.
“I think there are a couple of noteworthy items that should help in understanding the third quarter results. The first is that we have largely completed our scheduled drydock program for the year, and we expect to be very close to the $17 million figure we budgeted for 2011. This entailed moving drydocks forward from the fourth quarter and resulted in drydock expense for the third quarter being approximately $2 million higher than anticipated. Second, in Brazil, we experienced a non-cash foreign currency charge of approximately $3 million. In addition, direct operating expenses during the quarter were also higher than we anticipated. Some of the increase in expense is related to the cost of moving and preparing vessels for contract changes, some related to inflationary pressures in our international locations, and some related to a higher operating activity level than we had planned.
“Since reporting the second quarter results, we have announced the commissioning of the construction of six new vessels intended for use in the North Sea, but with the potential for use in other areas. We are extremely excited about these new vessels. Our customers continue to demand technologically advanced offshore support vessels, and these vessels will meet their expectations. Although this set of vessels is designed for the North Sea market, we continue to monitor market developments throughout the world and are poised to make the best global investments for our stockholders while maintaining a strong and secure balance sheet.”
Consolidated Third Quarter Results
Consolidated revenue for the third quarter of 2011 was $103.8 million, an increase of 7%, or $6.9 million, from the second quarter. Consolidated operating income was $23.2 million, up $2.8 million from the second quarter amount of $20.4 million. The increase in sequential quarterly operating income was driven by higher overall average day rates, offset by higher operating expenses.

GulfMark Offshore, Inc.
Press Release
October 19, 2011

Regional Results
In the North Sea region, revenue was $49.2 million, up $5.3 million from the second quarter. The increase was driven by increases in both day rates and utilization. For the third quarter, the average day rate in the North Sea region was up 7% and utilization was up 2 percentage points, compared to the second quarter. The increase in revenue reflects the continued seasonal strength we customarily see in the warmer North Sea months, as well as a tightening in the market for offshore supply vessels.
Revenue for the Americas region was $37.9 million, a slight increase over the second quarter amount of $37.4 million. The slight increase in revenue was driven by an increase in the average day rate of approximately 4%, offset by a decrease in utilization of approximately 3 percentage points. The decrease in utilization in the Americas region was largely due to having two vessels out of service for a significant portion of the quarter to undergo a planned major renovation to lengthen the vessels through a mid-body extension.
During the third quarter, revenue in the Southeast Asia region was $16.7 million, an increase of approximately 6% over the second quarter amount. Revenue in Southeast Asia has continued to gradually improve as a result of increasing utilization. Utilization was up approximately 5 percentage points compared to the second quarter, while the average day rate decreased slightly over the same period.
Consolidated Operating Expenses
Direct operating expenses for the third quarter were $48.1 million, 3% above the second quarter amount and 6% over the Company’s previous guidance of $45.5 million per quarter. The increase relates to higher costs for fuel and consumables, and the continued higher run rate in personnel costs, principally in the Americas and North Sea regions. The Company currently expects direct operating expenses in the fourth quarter of 2011 to be approximately $48 million. Consolidated drydock expense was $5.7 million in the third quarter. The Company continues to expect full year 2011 drydock expense to be approximately $17.0 million, which results in approximately $1 million of drydock expense anticipated during the fourth quarter. Consolidated general and administrative expenses were $11.9 million for the third quarter, and year-to-date results are consistent with the Company’s anticipated average quarterly run rate for 2011 of $11.5 million.
Liquidity, Capital Commitments and Contract Cover
Cash flow from operations totaled $29.2 million in the third quarter of 2011. Cash on hand at September 30, 2011 was $113.0 million, and as of that date there were no amounts drawn on the Company’s $175.0 million revolving credit facility. Total debt at September 30, 2011 was $301.5 million, and debt, net of cash on hand, was $188.5 million. Quarterly principal amortization on the term-loan facility is $8.3 million.

GulfMark Offshore, Inc.
Press Release
October 19, 2011

Capital expenditures during the third quarter totaled $10.1 million, which included $5.5 million of progress payments on the construction of new vessels.
As of September 30, 2011, the Company had approximately $239 million of remaining capital commitments related to the construction of six vessels. The cash commitment for this program in the fourth quarter of 2011 is anticipated to be $30 million. Anticipated cash commitments over the next three calendar years are as follows: $81 million in 2012; $121 million in 2013; and $7 million in 2014. The Company expects to fund the construction contract commitments from cash on hand and cash generated by operations through 2014.
The total amount of capital expenditures for all of 2011 is anticipated to be $47 million. The portion of the amount pertaining to the improvement and enhancement of existing vessels is forecasted to be $11 million, and the portion of capital expenditures for the purchase of new vessels is anticipated to be $36 million.
Total backlog of contracted revenue is $676 million.
Outlook
CEO Bruce Streeter commented on the outlook for the Company, stating, “The continued sequential quarterly improvement in our business is extremely encouraging and we continue to believe that the recovery seen thus far in 2011 will continue throughout 2012 and beyond, although we may see some typical seasonality in the fourth quarter of 2011 and the first quarter of 2012. Each of our operating regions will continue to meet the demand of a very challenging marketplace, and I want to thank all of our employees for their dedicated work to improve our operations and for working hard to satisfy our customers.”
Conference Call/Webcast Information
GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Thursday, October 20, 2011. To participate in the teleconference, investors in the U.S. should dial 1-877-317-6789 at least 10 minutes before the start time and reference GulfMark. Canada-based callers should dial 1-866-605-3852, and international callers outside of North America should dial 1-412-317-6789. The webcast of the conference call also can be accessed by visiting the Company’s website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.
GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

GulfMark Offshore, Inc.
Press Release
October 19, 2011

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2010. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
October 19, 2011

	Three Months Ended			Nine Months Ended
Operating Data (unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except per share data)	2011	2011	2010	2011	2010
Revenue	$103,778	$96,911	$94,479	$281,978	$271,912
Direct operating expenses	48,103	46,908	41,729	139,328	127,456
Drydock expense	5,726	3,683	7,242	15,933	20,365
General and administrative expenses	11,859	10,910	10,236	34,192	33,423
Depreciation and amortization expense	14,896	14,982	14,492	44,554	42,444
(Gain) loss on sale of assets	—	—	(5,201)	10	(5,095)
Impairment charge	—	—	—	—	97,665

Operating Income (Loss)	23,194	20,428	25,981	47,961	(44,346)

Interest expense	(5,757)	(5,630)	(5,807)	(17,114)	(15,858)
Interest income	195	119	597	379	739
Foreign currency gain (loss) and other	(2,803)	73	(603)	(2,786)	158

Income before income taxes	14,829	14,990	20,168	28,440	(59,307)
Income tax benefit (provision)	(664)	(1,699)	(961)	(2,151)	9,326

Net Income (Loss)	$14,165	$13,291	$19,207	$26,289	$(49,981)

Diluted earnings (loss) per share	$0.54	$0.51	$0.73	$1.00	$(1.96)
Weighted average diluted common shares	25,989	25,949	25,737	25,922	25,512

Other Data
Revenue by Region (000’s)
North Sea	$49,176	$43,836	$38,340	$128,411	$110,832
Southeast Asia	16,660	15,678	17,867	47,873	50,535
Americas	37,942	37,397	38,272	105,694	110,545

Rates Per Day Worked
North Sea	$21,358	$20,014	$17,637	$19,796	$16,965
Southeast Asia	15,063	15,228	16,841	15,177	17,190
Americas	14,766	14,217	15,830	14,401	14,165

Overall Utilization
North Sea	96.5%	94.1%	91.6%	92.6%	93.5%
Southeast Asia	87.9%	83.0%	85.2%	84.7%	87.0%
Americas	81.5%	84.3%	76.0%	78.8%	82.5%

Average Owned Vessels
North Sea	25.0	25.0	25.7	25.0	25.1
Southeast Asia	14.0	14.0	13.9	14.0	12.7
Americas	35.0	35.0	35.0	35.0	35.4

Total	74.0	74.0	74.6	74.0	73.2

Drydock Days
North Sea	32	46	62	149	145
Southeast Asia	52	42	17	106	139
Americas	29	40	109	177	241

Total	113	128	188	432	525

Drydock Expenditures (000’s)	$5,726	$3,683	$7,242	$15,933	$20,365

GulfMark Offshore, Inc.
Press Release
October 19, 2011

	Three Months Ended			Nine Months Ended
Summary Financial Data (unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2011	2011	2010	2011	2010
Balance Sheet Data
Cash and cash equivalents	$112,966	$113,943	$87,941	$112,966	$87,941
Working capital	134,498	131,738	98,296	134,498	98,296
Vessel and equipment, net	1,150,994	1,187,292	1,202,595	1,150,994	1,202,595
Construction in progress	11,111	3,869	3,422	11,111	3,422
Total assets	1,463,448	1,505,107	1,474,588	1,463,448	1,474,588
Long-term debt (1)	268,146	286,463	311,412	268,146	311,412
Stockholders’ equity	973,801	987,155	927,583	973,801	927,583
(1) Current portion of long-term debt included in working capital

Cash Flow Data
Cash flows provided by operating activities	$29,153	$20,001	$17,977	$54,195	$57,360
Cash flows provided by (used in) investing activities	(10,068)	(3,412)	16,419	(15,002)	(45,870)
Cash flows provided by (used in) financing activities	(18,151)	(8,210)	1,835	(23,568)	(15,394)

Forward Contract Cover - Remainder of Current Calendar Year
North Sea	89%		90%
Southeast Asia	81%		60%
Americas	63%		66%

Total	75%		73%

Forward Contract Cover - Next Full Calendar Year
North Sea	67%		57%
Southeast Asia	37%		42%
Americas	30%		48%

Total	43%		50%

Vessel Count by Reporting Segment

		Southeast
	North Sea	Asia	Americas	Total

Owned Vessels as of July 21, 2011	25	14	35	74

Newbuild Deliveries	—	—	—	—
Sales & Dispositions	—	—	—	—

Owned Vessels as of October 19, 2011	25	14	35	74
Managed Vessels	14	1	—	15

Total Fleet as of October 19, 2011	39	15	35	89